                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[_]  Preliminary

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  MFRI, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

     [X]  No Fee Required

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    Common Stock, par value $.01 per share


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                Not Applicable


     (4) Proposed maximum aggregate value of transaction:

                Not Applicable

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:      $

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                                  MFRI, INC.

                              7720 Lehigh Avenue
                             Niles, Illinois 60714

                                                                   June 1, 1998

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of MFRI, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on Tuesday, June 30, 1998, at 10:00 a.m., Chicago time, for the following purposes:

  1. to elect directors; and

  2. to transact such other business as may properly come before the meeting.

                                       By order of the Board of Directors,

                                                    Michael D. Bennett
                                                       Secretary

                                 ------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MFRI, Inc. (the "Company") for use at the annual meeting of stockholders to be held on June 30, 1998 and at any adjournment thereof. Only stockholders of record at the close of business on May 7, 1998 will be entitled to notice of and to vote at the meeting. The Company had outstanding 4,981,004 shares of common stock as of the close of business on March 31, 1998. There are no other voting securities. Each stockholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted; such shares will be voted in accordance with the directions on the proxy form, or in the absence of direction as to any proposal, they will be voted for such proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The stockholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person.

  In case any nominee named herein for election as a director is not available when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein. The Company expects all nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

  The presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company ("Common Stock") shall constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  A plurality of the votes of the shares present in person or represented by proxy at the meeting will be required to elect the directors.

  In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

  The Company's fiscal years ended January 31, 1998, 1997 and 1996 are referred to herein as 1997, 1996 and 1995, respectively.

  This Proxy Statement and the form of proxy are first being mailed on June 1, 1998 to stockholders of the Company.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth as of March 31, 1998, with respect to any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock of the Company, the name and address of such owner, the number of shares of common stock beneficially owned, the nature of such ownership, and the percentage such ownership is of the outstanding shares of Common Stock:

      NAME AND
       ADDRESS
    OF BENEFICIAL                                 AMOUNT AND NATURE    PERCENT
        OWNER                                  OF BENEFICIAL OWNERSHIP OF CLASS
    -------------                              ----------------------- --------
   David Unger ...............................         560,536(/1/)     11.3%
   7720 Lehigh Avenue
   Niles, IL 60714
   Henry M. Mautner...........................         462,688(/2/)      9.3%
   7720 Lehigh Avenue
   Niles, IL 60714
   Ryback Management Corporation..............         409,500(/3/)      8.2%
   Adviser to the Lindner Funds
   7711 Carondelet Avenue
   P.O. Box 16900
   St. Louis, MO 63105
   Heartland Advisors, Inc....................         548,500(/4/)     11.0%
   790 North Milwaukee Street
   Milwaukee, WI 53202

--------
(1) Includes 38,750 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1998 or which became exercisable within 60 days thereafter. Includes

   18,500 shares held in joint tenancy with Reporting Person's spouse, 9,250 of which the Reporting Person disclaims beneficial ownership of. Also includes 12,859 shares owned by the Reporting Person's spouse all of which the Reporting Person disclaims beneficial ownership of.
(2) Includes 38,750 shares that are subject to stock options granted by the Company that were exercisable on March 31, 1998 or which became exercisable within 60 days thereafter. Includes 3,000 shares held in joint tenancy with Reporting Persons' spouse, 1,500 of which the Reporting Person disclaims beneficial ownership of.
(3) According to a Schedule 13G dated January 23, 1998, Ryback Management is an investment adviser to several investment companies including Lindner Growth Fund (formerly Lindner Fund, Inc.). Of the 409,500 shares beneficially owned by Ryback Management 341,000 shares are held by Lindner Growth Fund, a registered investment company.
(4) According to a Schedule 13G dated January 29, 1998, held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

  The following table sets forth certain information concerning the ownership of securities of the Company of each director, nominee and executive officer named in the Summary Compensation Table hereof ("Named Executive Officers") and all directors and executive officers of the Company as a group:

                                               APPROXIMATE NUMBER OF
                                                 SHARES OF COMMON
                                               STOCK OF THE COMPANY
                                               BENEFICIALLY OWNED AT PERCENT OF
   NAME                                         MARCH 31, 1998(/1/)    CLASS
   ----                                        --------------------- ----------
   David Unger................................         560,536         11.3%
   Henry M. Mautner...........................         462,688          9.3%
   Gene K. Ogilvie............................          53,772          1.1%
   Fati A. Elgendy............................          42,544           *
   Don Gruenberg..............................           7,337           *
   Bradley E. Mautner.........................         177,023          3.6%
   Arnold F. Brookstone.......................          14,250           *
   Eugene Miller..............................          13,250           *
   Stephen B. Schwartz........................           8,950           *
   Joel Tyler Headley, III....................          33,750           *
   All directors and executive officers as a
    group (17 persons)........................       1,441,621         28.9%

--------
*Less than 1%.
(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the named person or one or more members of his immediate family; with respect to which the named person has or shares voting or investment powers; or in which the named person otherwise has a beneficial interest. Includes shares subject to stock options which were exercisable on March 31, 1998 or which became exercisable within 60 days thereafter.

                      NOMINEES FOR ELECTION AS DIRECTORS

  Nine directors are to be elected at the meeting to hold office until the annual meeting of stockholders in 1999 and until their respective successors are elected and qualified. All of the nominees were previously elected directors by the stockholders.

                         PRINCIPAL OCCUPATION, NAME OF ORGANIZATION
                                             IN
                          WHICH OCCUPATION IS CARRIED ON, OFFICES,
                                             AND                     FIRST BECAME A DIRECTOR
                          POSITIONS, IF ANY, HELD WITH THE COMPANY;    OF THE COMPANY OR A
NAME                                       AND AGE                         PREDECESSOR
----                     ------------------------------------------  -----------------------
David Unger............. Director, Chairman of the Board, President           1989
                         and Chief Executive Officer of the Company;
                         Age 63
Henry M. Mautner........ Director and Vice Chairman of the Board of           1989
                         the Company; Age 71
Gene K. Ogilvie......... Vice President and Director of the Company;          1989
                         President and Chief Operating Officer of
                         Midwesco Filter Resources, Inc.; Age 58
Fati A. Elgendy......... Vice President and Director of the Company;          1994
                         President and Chief Operating Officer of
                         Perma-Pipe, Inc.; Age 49
Bradley E. Mautner...... Vice President and Director of the Company;          1995
                         Age 42
Don Gruenberg........... Vice President and Director of the Company;          1997
                         President of Thermal Care Division; Age 55
Arnold F. Brookstone.... Director of the Company; Retired Executive           1990
                         Vice President and Chief Financial and
                         Planning Officer of Stone Container
                         Corporation; Age 68
Eugene Miller........... Director of the Company; Executive-In-               1990
                         Residence and Adjunct Professor of Florida
                         Atlantic University; Age 72
Stephen B. Schwartz..... Director of the Company; Retired Senior              1995
                         Vice President of IBM Corporation; Age 63

  David Unger has been employed by the Company and its predecessors in various executive and administrative capacities since 1958, served as President of Midwesco, Inc. ("Midwesco") from 1972 through January 1994, and was Vice President from February 1994 through December 1996. He was also a director of Midwesco from 1972 through December 1996 and served that company in various executive and administrative capacities from 1958 until the consummation of the Merger (as defined herein). He is a director and Vice President of the company formed to succeed to the non-Thermal Care business of Midwesco.

  Henry M. Mautner has been employed by the Company and its predecessors in various executive capacities since 1972, was the Chairman of Midwesco from 1972 through December 1996, and served that company in various executive and administrative capacities since 1949. Since the consummation of the Merger, he has served as the Chairman of the company formed to succeed to the non-Thermal Care business of Midwesco. Mr. Mautner is the father of Bradley E. Mautner.

  Gene K. Ogilvie has been employed by the Company and its predecessors in various executive capacities since 1969. He has been general manager of Midwesco Filter Resources, Inc. ("Midwesco Filter") (a wholly owned subsidiary of the Company) or its predecessor since 1980 and President and Chief Operating Officer of Midwesco Filter since 1989. From 1982 until the consummation of the Merger in December 1996, he served as Vice President of Midwesco.

  Fati A. Elgendy, who was associated with Midwesco since 1978, was Vice President, Director of Sales of the Perma-Pipe Division of Midwesco from 1990 to 1991. In 1991, he became Executive Vice President of the Perma-Pipe Division, a position he continued to hold after the acquisition by the Company to form Perma-Pipe, Inc. on January 28, 1994. In March 1995, Mr. Elgendy became President and Chief Operating Officer of Perma Pipe, Inc. (a wholly-owned subsidiary of the Company).

  Bradley E. Mautner has served as Vice President of the Company since December 1996 and has been a director of the Company since 1995. From 1994 to the consummation of the Merger, he served as President of Midwesco and since December 30, 1996 he has served as President of the company formed to succeed to the non-Thermal Care business of Midwesco. In addition, since February 1996, he has served as the Chief Executive Officer of Midwesco Services, Inc. (formerly known as Mid Res, Inc.). From February 1988 to January 1996, he served as the President of Mid Res, Inc. Bradley E. Mautner is the son of Henry M. Mautner.

  Don Gruenberg has been employed by the Company and its predecessors in various executive capacities since 1974, with the exception of a period in 1979-1980. He has been general manager of Thermal Care or its predecessors since 1980, and was named President of Thermal Care in 1988. He has been a Vice President and Director of the Company since December 1996.

  Arnold F. Brookstone served as Executive Vice President and Chief Financial and Planning Officer of Stone Container Corporation, an international pulp and paper manufacturer, from January 1991 until his retirement in January 1996. From 1981 to January 1991, he was Senior Vice President and Chief Financial and Planning Officer of that company. Mr. Brookstone is a director of Donnelly Corporation, a manufacturer of automotive products; Abitibi Consolidated Corporation, a manufacturer of paper products; and Venepal SACA, a manufacturer of paper products. He is also a trustee of the Rembrandt Funds, a family of mutual and money-market funds and a director of several privately held companies.

  Eugene Miller served as Vice Chairman of the Board of Directors and Chief Financial Officer of USG Corporation, a building materials holding company, from March 1987 until his retirement as of May 31, 1991. Mr. Miller is currently Executive-In-Residence and Adjunct Professor of Florida Atlantic University. He also serves as a director of several privately held companies.

  Stephen B. Schwartz served as a senior vice president of IBM Corporation from 1990 until his retirement in 1992. Mr. Schwartz is currently a director of Niagara Mohawk Power Company, an electric and gas utility company. From 1957 to 1992, Mr. Schwartz served in various capacities for IBM Corporation.

                              BOARD OF DIRECTORS

  Directors who are not employees of the Company or a parent or subsidiary of the Company are compensated by a fee of $2,000 for each day of attendance at Board meetings and a $200 fixed fee per hour for engagement in any other activity on behalf of the Company authorized by the Board of Directors and are reimbursed for expenses.

  Pursuant to the Company's 1990 Independent Directors Stock Option Plan, as amended (the "Directors Plan"), an option to purchase 1,000 shares of common stock of the Company is granted automatically to each director who is not an employee of the Company, any of its subsidiaries, any parent of the Company or any of such parent's subsidiaries on the date he or she is first elected as a director of the Company. Option exercise prices will be at the fair market value of the Common Stock on the date of grant. Options granted under the Directors Plan are not intended to be "incentive stock options." The aggregate number of shares which may be sold pursuant to the Directors Plan may not exceed 100,000. Such options may be exercised for periods of up to ten years from the date of grant.

  The Company has entered into indemnification agreements with each person who is currently a member of the Board of Directors of the Company and expects to enter into such agreements with persons who may in the future become directors of the Company. In general, such agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

  The Board of Directors of the Company held meetings four times during 1997. The Board of Directors has standing compensation and audit committees; it does not have a standing nominating committee.

  The Compensation Committee, consisting of David Unger, Henry M. Mautner, Arnold F. Brookstone, Eugene Miller and Stephen B. Schwartz reviews the compensation paid to the officers of the Company, reports to the stockholders with respect to the compensation paid to the officers of the Company, approves material departures from the Company's past compensation policies, determines the optionees and grant amounts under the Company's 1989 and 1993 Stock Option Plans and makes recommendations to the Board with respect to the Company's compensation policies. Grants under the 1994 Stock Option Plan are determined by the Committee of Disinterested Directors, consisting of Arnold F. Brookstone, Eugene Miller and Stephen B. Schwartz. The Compensation Committee held one meeting during 1997.

  The Audit Committee, consisting of Arnold F. Brookstone, Eugene Miller and Stephen B. Schwartz, recommends independent public accountants for appointment by the Board of Directors as auditors of the Company, reviews and makes recommendations to the Board with respect to the scope of the annual audit of the Company, reviews recommendations made by the auditors with respect to the accounting methods used and the adequacy of the Company's system of internal control and advises the Board with respect to such recommendations, and approves non-audit services. The Audit Committee held one meeting during 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years ended January 31, 1998 to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers other than the Chief Executive Officer who was serving as an executive officer of the Company at the end of 1997 whose salary and bonus for 1997 exceeded $100,000.

                                                        LONG TERM
                                                      COMPENSATION
                            ANNUAL COMPENSATION          AWARDS
                       -----------------------------  ------------
    NAME AND                                           SECURITIES
   PRINCIPAL                                           UNDERLYING    ALL OTHER
    POSITION      YEAR  SALARY    BONUS   OTHER(/1/) OPTIONS/SARS(#) COMP.(/2/)
   ---------      ----  ------    -----   ---------- --------------- ----------
David Unger       1997 $ 170,000 $ 97,552   $3,198       10,000       $20,000
 Chairman and     1996   125,000  114,280    2,887        5,000        20,000
 Chief            1995   125,000   60,291    1,548        5,000           --
 Executive Offi-
 cer
Henry M. Mautner  1997 $ 125,000 $ 97,552   $2,351       10,000       $20,000
 Vice Chairman    1996    70,000  114,280    1,734        5,000        20,000
                  1995    70,000   60,291    1,491        5,000           --
Gene K. Ogilvie   1997  $125,000 $193,199   $4,588       10,000       $15,000
 Vice President,  1996   110,000  218,360    4,588        5,000        15,000
 President,       1995   110,000  195,240    2,600        5,000           --
 Midwesco
 Filter Re-
 sources, Inc.
Don               1997  $120,000 $153,357   $3,192       10,000       $15,000
 Gruenberg(/3/)   1996     8,333    9,725      266          --            --
 Vice President   1995       --       --       --           --            --
 President,
 Thermal Care
 Division
Joel Tyler        1997  $105,000 $112,965   $4,378       10,000       $10,000
 Headley, III     1996    95,000  127,696    4,378        5,000        10,000
 Vice Presi-      1995    95,000  114,405    2,985        5,000           --
 dent--
 Marketing and
 Sales

--------
(1) Represents contributions made by the Company to the Named Executive Officer's account under the 401(k) Plan.
(2) Represents accrual of non-qualified deferred compensation.
(3) Don Gruenberg, Vice President of the Company, was employed by the Thermal Care Division of Midwesco prior to the merger of Midwesco with and into MFRI, Inc. on December 30, 1996. His compensation prior to the Merger (as defined herein) was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

1997 OPTION GRANTS

  The following table sets forth certain information regarding option grants to the Named Executive Officers during 1997.

                                                                    POTENTIAL
                                     PERCENT                        REALIZABLE
                                       OF                        VALUE AT ASSUMED
                                      TOTAL                      ANNUAL RATES OF
                          NUMBER OF  OPTIONS                       STOCK PRICE
                          SECURITIES GRANTED                     APPRECIATION FOR
                          UNDERLYING   IN                          OPTION TERM
                           OPTIONS   FISCAL  EXERCISE EXPIRATION ----------------
       NAME                GRANTED    YEAR    PRICE      DATE      5%       10%
       ----               ---------- ------- -------- ---------- ------- --------
David Unger.............    10,000    4.69%   $6.94    04/30/07  $43,645 $110,606
Henry M. Mautner........    10,000    4.69     6.94    04/30/07   43,645  110,606
Gene K. Ogilvie.........    10,000    4.69     6.94    04/30/07   43,645  110,606
Don Gruenberg...........    10,000    4.69     6.94    04/30/07   43,645  110,606
Joel Tyler Headley, III.    10,000    4.69     6.94    04/30/07   43,645  110,606

1997 YEAR-END UNEXERCISED STOCK OPTIONS

  The following table sets forth information relating to stock options held by the Named Executive Officers.

                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                             OPTIONS AT FISCAL YEAR    OPTIONS AT FISCAL YEAR
                                       END                       END
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
David Unger................   33,750       16,250       $43,894      $33,856
Henry M. Mautner...........   33,750       16,250        43,894       33,856
Gene K. Ogilvie............   33,750       16,250        43,894       33,856
Don Gruenberg..............    2,000       10,000         2,500       16,850
Joel Tyler Headley, III....   28,750       16,250        40,769       33,856

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  On December 30, 1996, The Company acquired its Thermal Care Division ("Thermal Care") and certain other specified assets and liabilities of Midwesco by the merger of Midwesco with and into MFRI (the "Merger"). Immediately prior to the effectiveness of the Merger, Midwesco contributed all of its assets and liabilities to a new subsidiary, except certain specified assets and liabilities. From and after the effective time of the Merger (the "Effective Time"), MFRI agreed to bear all costs and expenses of the three lawsuits that Midwesco or one of its affiliates was a party to ("Pending Suits"), except for amounts paid from a special escrow. The shareholders of Midwesco, including Messrs. Unger, H. Mautner, B. Mautner, Ogilvie, Elgendy, Gruenberg, Bennett and Sturm, placed 66,890 shares of MFRI common stock into a special escrow ("Special Escrow") which shall terminate at termination of all of the Pending Suits. After MFRI has spent an aggregate of $400,000 on the costs and expenses of the Pending Suits, including, but not limited to, any judgments or settlement costs (the "Expenses"), all such Expenses will be paid from the Special Escrow until the Special Escrow is expended. Upon the disposition or termination of the Pending Suits, any shares in the Special Escrow will be distributed to the shareholders of Midwesco as of the Effective Time, prorata to their interests in Midwesco at the Effective Time. During 1997, costs of these lawsuits, including the settlements of two of the lawsuits, exceeded the $400,000 by approximately $177,000, which will be reimbursed from the Special Escrow.

  Pursuant to the Merger, the shareholders of Midwesco placed an aggregate of 300,000 shares of MFRI Common Stock received by them in the Merger into an escrow account to support Midwesco's indemnification obligations pursuant to the Merger (the "Indemnification Escrow"). The Indemnification Escrow terminates three years after the Effective Time. No claims have been made on the Indemnification Escrow.

  David Unger, Chairman of the Board and Chief Executive Officer of the Company, and Henry M. Mautner, Vice Chairman of the Board of the Company, serve on the Compensation Committee of the Company's Board of Directors. Prior to the Merger, Messrs. Unger and Mautner also served on the Board of Directors of Midwesco and Mr. Unger serves on the Board of Directors of Midwesco Services, Inc. (formerly known as Mid Res, Inc.), a 50%-owned affiliate of the company formed to succeed to the non-Thermal Care business of Midwesco. Henry
M. Mautner is Chairman and director of the company formed to succeed to the non-Thermal Care business of Midwesco. David Unger is Vice President and director of the company formed to succeed to the non-Thermal Care business of Midwesco. Michael D. Bennett, Vice President and Chief Financial Officer of the Company, is Vice President and director of Midwesco Services, Inc. and Vice President of the company formed to succeed to the non-Thermal Care business of Midwesco. Bradley E. Mautner, Vice President and director of the Company, is President of the company formed to succeed to the non-Thermal Care business of Midwesco and Chief Executive Officer and a director of Midwesco Services, Inc.

  The Company provides certain services and facilities to companies primarily owned by Messrs. Unger and H. Mautner and those companies provide certain services to the Company at cost pursuant to a Services Agreement. Any material change to the terms of the Services Agreement must be approved by a majority of the directors, including a majority of the independent directors. During 1997, the Company received $587,000 and paid $100,000 under the Services Agreement.

  The Company leases its primary building from Messrs. Unger and H. Mautner under a lease agreement. During 1997, the Company paid $567,000 under this agreement. Any material change to the terms of the lease agreement must be approved by a majority of the directors, including a majority of the independent directors.

  Midwesco Simtech, Inc. ("Simtech"), an 80.6% owned subsidiary of the company formed to succeed to the non-Thermal Care business of Midwesco, has an exclusive agreement with a third party to import thermoplastic piping (such as polypropylene and polyvinylidene fluoride) used by the Company. The Company purchases such thermoplastic piping and related products from Simtech, generally for actual cost plus 10%. During 1997 the Company made payments to Simtech aggregating approximately $509,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  For 1997, each of Fati Elgendy, a director and executive officer of the Company, and Billy Ervin, an executive officer of the Company, filed one report required by Section 16(a) of the Securities Exchange Act of 1934 on an untimely basis, resulting in two transactions, in the case of Mr. Elgendy, and one transaction, in the case of Mr. Ervin, that were not reported on a timely basis.

REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS ON EXECUTIVE
COMPENSATION

  The Company considers the following general guidelines in determining the compensation of its officers and key employees:

  . Salary set at levels sufficient to attract and retain employees capable of contributing materially to the Company's long-term success;

  . Annual bonus related to profit in excess of a threshold amount of the Company or of the Company's subsidiary in which the officer or key employee is employed;

  .  Stock options; and

  .  Non-qualified deferred compensation.

  The Company also makes annual contributions to the accounts of eligible employees in the 401(k) Employee Savings and Protection Plan.

  The Company's 1989 Stock Option Plan (the "1989 Plan"), the 1993 Stock Option Plan ("1993 Plan") and the 1994 Stock Option Plan ("1994 Plan") (collectively, the "Plans") were adopted in order to provide officers and other key employees with long-term incentives in order to create an interest in the Company parallel to that of the Company's public stockholders. Option exercise prices will be no less than fair market value of the Common Stock on the date of grant. Under the Plans, options may be granted to key employees (including officers, whether or not directors) of the Company, its subsidiaries, Midwesco, and its affiliates. The options granted under the Plans may be exercised for periods of up to ten years from the date of grant. Under the 1989 Plan and 1993 Plan, 250,000 shares of common stock of the Company are reserved for issuance upon the exercise of options granted thereunder. Under the 1994 Plan, 250,000 shares of common stock of the Company are reserved for issuance upon the exercise of options granted thereunder, which number shall be increased by the number equal to 2% of the aggregate number of shares of common stock outstanding as of the last day of the most recently ended fiscal year of the Company. Provided the Company does not issue any additional shares of its common stock, the maximum number of shares which may be sold to all optionees pursuant to the 1994 Plan during the term of the 1994 Plan will be 1,188,346. The Committee believes additional incentive compensation should be made available to officers and other key employees which will increase the effectiveness of the Company's executive compensation program.

  The Committee believes that the combination of salary, annual bonus directly variable with the Company's operating profitability, and stock options, the ultimate value of which is determined by future share price growth, are important factors in the executive compensation program designed to enhance Company profitability and stockholder value.

  The compensation of David Unger, Chairman of the Board and Chief Executive Officer of the Company, reflected in the Summary Compensation Table, was based on his contribution to the Company. Mr. Unger's annual bonus in 1996 increased significantly based upon the increase in the Company's pretax earnings. His annual bonus decreased significantly in 1997 based upon the decrease in the Company's pretax earnings.

  The compensation of Henry M. Mautner, Vice Chairman of the Board of the Company, reflected in the Summary Compensation Table, was based on his contribution to the Company, with consideration given to his compensation from Midwesco, Inc., which was not borne by the Company and, accordingly, was not included in the Summary Compensation Table. Mr. Mautner's annual bonus in 1996 increased significantly based upon the increase in the Company's pretax earnings. His annual bonus decreased significantly in 1997 based upon the decrease in the Company's pretax earnings.

  Gene K. Ogilvie, Vice President of the Company and President of Midwesco Filter, receives annual compensation consisting of a base salary and an annual bonus. Mr. Ogilvie's bonus is calculated on the same basis as that of Midwesco Filter's other officers. Mr. Ogilvie's annual bonus in 1996 increased significantly from the preceding year, in line with Midwesco Filter's changes in profitability. Mr. Ogilvie's bonus in 1997 decreased significantly as profitability of Midwesco Filter decreased significantly compared to the threshold amount.

  Don Gruenberg, Vice President of the Company and President of Thermal Care Division, receives annual compensation consisting of a base salary and an annual bonus. Mr. Gruenberg's bonus is calculated on the same basis as that of Thermal Care's other officers. His compensation prior to the Merger on December 30, 1996, was not borne by the Company and, accordingly, is not included in the Summary Compensation Table.

  The cash compensation for Joel Tyler Headley, III, Vice President of the Company and of Midwesco Filter, increased significantly in 1996 and decreased significantly in 1997, in line with Midwesco Filter's changes in profitability.

                                          Arnold F. Brookstone
                                          Henry M. Mautner
                                          Eugene Miller
                                          Stephen B. Schwartz
                                          David Unger
                                          Members of the Compensation
                                          Committee

                         STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total returns of the Nasdaq Market Index (the "Nasdaq Index"), the Russell 2000 Index and a selected peer group of companies consisting of Air & Water Technologies Corp.; BHA Group Holdings, Inc.; Environmental Elements Corp.; ITEQ, Inc.; Shaw Group, Inc.; Synalloy Corporation and Total Containment, Inc. (the "Old Peer Group"). Because the Company is now in three distinctly different businesses, there is no similar industry "peer" group with which to compare. Thus, beginning in the current year, the Company has selected as the most appropriate comparison the Russell 2000 Index, which is an index of companies with similar market capitalizations. The comparison assumes $100 investments on February 1, 1993 in the Company's common stock, the Nasdaq Index, the Russell 2000 Index and the Old Peer Group, and further assumes reinvestment of dividends.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG MFRI, INC.,
          NASDAQ MARKET INDEX, RUSSELL 2000 INDEX AND OLD PEER GROUP

                             [GRAPH APPEARS HERE]

                                                    JANUARY 31,
                                    --------------------------------------------
                                    1993  1994    1995    1996    1997    1998
                                    ---- ------- ------- ------- ------- -------
MFRI, Inc.......................... $100 $ 93.55 $ 64.52 $ 79.03 $101.21 $111.29
Nasdaq Market Index................  100  125.97  119.05  166.69  219.37  258.39
Old Peer Group.....................  100   79.86   45.79   56.33   67.31   61.42
Russell 2000 Index.................  100  118.62  111.50  145.03  172.51  203.65

                     ASSUMES $100 INVESTED ON FEB. 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING JAN. 31, 1998

                                   AUDITORS

  Representatives of Deloitte & Touche LLP, the Company's auditors, are expected to be present at the meeting and will be available to respond to questions and may make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1999 must be received by the Company by January 31, 1999 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                                   IMPORTANT

  All stockholders are cordially invited to attend the meeting in person.

  If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

      -                                                                  -


PROXY                                                                      PROXY
                                   MFRI, INC.

                    FOR SHARES OF COMMON STOCK SOLICITED ON
            BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD ON JUNE 30, 1998

 The undersigned hereby appoints DAVID UNGER, HENRY M. MAUTNER and MICHAEL D. BENNETT, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of MFRI, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on June 30, 1998 at 10:00 a.m. Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

PLEASE VOTE, SIGN, AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
      ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                 (Continued and to be signed on reverse side.)

      -                                                                  -


--------------------------------------------------------------------------------

                                  MFRI, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]


[                                                                              ]



1. Election of Directors
   Nominees: David Unger, Henry M. Mautner, Gene K. Ogilvie, Fati A. Elgendy, Bradley E. Mautner, Don Gruenberg, Arnold F. Brookstone, Eugene Miller, Stephen B. Schwartz.

                                                               For All
                                                   For Withheld Except
                                                   [_]    [_]    [_]

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW AND MARK THE OVAL "FOR ALL EXCEPT")
   -----------------------------------------------------------------------------

2. In accordance with their discretion upon all other matters that may properly come before said meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER
ITEM 1.


The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

                              Dated: ____________________________________ , 1998
Signature
         -----------------------------------------------------------------------
Signature
         -----------------------------------------------------------------------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. FOR JOINT ACCOUNTS, BOTH OWN-ERS SHOULD SIGN. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN, ETC., PLEASE SIGN YOUR FULL TITLE.



           A VOTE FOR ITEM IS RECOMMENDED BY THE BOARD OF DIRECTORS.